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                                  EXHIBIT 99






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[LETTERHEAD OF RETRACTABLE TECHNOLOGIES, INC.]



July 26, 2001



Dear Shareholder:

I have received numerous inquires from shareholders regarding the market performance of the Retractable Technologies, Inc. [AMEX:RVP] ("RTI") stock as contrasted to the stock of Med-Design Corp. [Nasdaq:MEDC]. For those of you who may not be familiar with Med-Design, it is a public corporation that has licensed numerous patents for automated retraction technology to Becton Dickinson [NYSE:BDX] ("BD"). It is my understanding that BD has thus far not overcome all the manufacturing requirements for the various design concepts and more importantly, none of the Med-Design products have reached the market place. However, in stark contrast to the RTI shareholders, Med-Design shareholders have experienced dramatic growth in their publicly traded share price.

Naturally, the question becomes how has Med-Design, in anticipation of developing and marketing safety needle devices, received more institutional investment support than RTI, a company with a proven track record in manufacturing and sales. While there is not a single explanation for the differences in the financial support the two companies have experienced, I believe the following information may prove informative and helpful.

I have found some of the statements contained in press releases issued by Med-Design to be questionable. Consider the Med-Design press release issued on February 9, 2000, which states:

     Many industry professionals have recognized Med-Design's products as being extremely user-friendly and cost-effective, both important criteria for meeting stringent user requirements, while minimizing manufacturing cost.

The average person reading this sentence would interpret it to mean that their products are being clinically well received, and would not be aware that Med-Design was speaking hypothetically. It is my understanding that at the time Med-Design made this statement, they had no products on the market for clinical use. Furthermore, having never had any of the products manufactured in volume, Med-Design has no comprehensive data for manufacturing costs. This particular Med-Design statement has appeared in no fewer than ten press releases. This could have been a minor oversight in timing except for more than a year later, as I understand it, Med-Design still has zero products, manufactured by them or others, on the market.
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Another example of questionable reporting by Med-Design is their March 14, 2000, press release, which states:

     Med-Design is to receive continuous royalty payments on any and all spring-based retracting hypodermic syringes sold world-wide by BD for a period equal to the life of the Company's principal syringe patent. . . .James
     Donegan, Med-Design Chairman and CEO, commented, "We are delighted to take this next giant step in our expanding relationship with BD. The syringe or skin injection market, estimated to be in excess of 8 billion units per year world-wide, is the single largest market for disposable medical sharps and BD is clearly the market leader. This is expected to be our most
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     productive and important licensing agreement [emphasis mine] to date."
     --------------------------------------------

The implication certainly is that there will be a strong forthcoming revenue stream. No mention is made in the press release that Med-Design's "principal spring based syringe patent" is the Botich patent, which dates back to 1989, and therefore has a short remaining royalty life. Furthermore there is no guarantee of extending this royalty period through improvements in future years. BD may come forward with a design version that would be based on patent rights BD already owned or obtained elsewhere. In fact, the recent BD 510K submittal for a retractable syringe includes a cutting tool rather than the hooks shown in the Botich patent. However, for the sake of argument, let's assume BD brings to the market a Med-Design Botich type retractable syringe. An already FDA approved device usually requires 18 months to work out the assembly bugs, therefore, leaving just 3 1/2 years of the 17-year patent life for Med-Design to receive royalties. Even an aggressive ramp up to, say, 2 billion units produced over the 3 1/2 year period, with Med-Design's 2.75 % royalty and end user pricing at $.50 per unit, would only generate a total royalty revenue of 27.5 million dollars over the remaining life of the patent. This is hardly a basis for the current $446 million market cap that Med-Design currently boasts, numbers more usually attributed to manufacturers with continued high profit margins rather than patent holders.

A more recent example of what I took to be a questionable press release relates to Med-Design's characterization of their Abbott contract for prefills. The press release, dated June 1, 2001, and entitled "Med-Design Enters Co-Promotion Agreement With Abbott Laboratories to Market Safety Pre-Filled Syringe to Global Pharmaceutical Industry," states:

     "We are excited that Med-Design has signed this significant agreement with Abbott, the world's leading parenteral pharmaceutical outsourcing supplier," said James Donegan, chairman and CEO of Med-Design. "Their strength, experience, sales and marketing network and existing market share in the pharmaceutical manufacturing industry will allow us to quickly capitalize on the potential market for this device, which could exceed 300 million units per year in the U.S. alone."

At first glance, the average reader, including myself, would have interpreted the statement to indicate that Abbott, a major supplier of the world's prefills, had selected Med-Design as their safety prefill solution. In fact the press release indicates a willingness by Abbott to allow one of their divisions to fill medications for other pharmaceutical manufacturers that are interested in moving forward with Med-Design's yet to be clinically-accepted and FDA approved design concept. The

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manufacturability of the Med-Design prefill design may, in my engineering opinion, provide significant challenges. As I understand, some of the technical staff, including Mr. Botich himself, the designer of the anticipated technology, have left the company.

In addition, I believe Med-Design has engaged in questionable business practices. One instance consists of Med-Design's CEO James Donegan telling the investment community and interested parties that Retractable's VanishPoint(R) technologies infringe on their patents. He went so far as to tell a group of supporters outside the Oval Office waiting to meet the President for the signing of the national safe needle legislation, that Med-Design would be serving Retractable with an infringement suit in November 2000, and that our products would be taken off the market.

I have three concerns with Mr. Donegan's statements. First, his comments were in poor taste; the assembled group was being honored for the safety legislation and at least one member of the group had contracted a life-threatening disease from the use of a non-safety needle. Secondly, our patent attorneys had previously completed a patent infringement search, including the patents of Med-Design that predated ours, and rendered an opinion of non-infringement. Interestingly, November came and went, and we have heard no more about the infringement suit other than reports of similar claims being made by Mr. Donegan to the investment community. Finally, I doubt that Mr. Donegan can afford to risk litigation of any of the patents within the Med-Design/BD portfolio. Patents used by monopolistic powers to maintain marketing dominance can be, and often are, found to be unenforceable by America's courts. The whole point of these laws is to prevent exactly the type of synergy Med-Design is depending on, that BD can drive out other competitive innovations in favor of the Med-Design/BD portfolio and thereby extend their monopolistic powers in violation of antitrust laws in the emerging market. It appears to me that, Mr. Donegan was hoping to cash in on the public's perceived value of Med-Design's close association with BD without revealing to the investing public one or more of the associated risks. Whether BD has any obligation to pay Med-Design royalties on patents found to be unenforceable is another question investors may want to pose to attorneys not working for BD or Med-Design.

I doubt if any reader would disagree at this point that a major component of Med-Design's startling success with investors and analysts, in spite of not having any of their technologies on the market, stems from their close alignment to BD. As perceptive investors you can well imagine that BD also benefits greatly by diverting scarce investment funds away from proven and competitively challenging technologies such as those owned by Retractable, BioPlexus, and others with already proven products. The investment funds that are diverted to Med-Design pose no serious competitive threat to BD, because in general they go toward promoting products, most of which BD has apparently shelved. Surely at least some of them would be on the market by now if that were not the case. What I believe to be inappropriate diversion of funds from truly safe products has most certainly resulted in numerous injuries and deaths of healthcare workers through the continued use of BD's inferior injection and blood tube holder devices. In addition, this unnecessary spread of deadly infectious disease also contributes to the rise in the nation's healthcare costs.

Hopefully you will agree after having reviewed this information, that RTI is on a different path. We want our stock to perform well and would greatly appreciate financial institutional support in achieving our goals but not at the cost of our integrity. We have been and remain focused on the

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fundamentals of making progress on improving margins, sales and technical know how. Ultimately, that is the way in which we plan to reach our objectives and in turn achieve the goals of our shareholders. In addition to the national safe needle legislation, our ongoing relationship with Abbott, and our growing sales in alternate care we will soon have the long awaited trial over with. The schedule currently has RTI squaring off with BD in federal court in the first quarter of 2002, which we anticipate will result in a more level playing field.

I would like to thank those shareholders who have patiently stayed with us in the trenches and those who have recently joined in our efforts. I remain optimistic about the future of needle safety and those individuals' financial future that have invested in Retractable and the "preferred" VanishPoint products.

Sincerely,

/s/ THOMAS J. SHAW

Thomas J. Shaw
President and CEO

tjs:srw

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